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                                                                   EXHIBIT 99.7

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   OF HBO & COMPANY FOR THE SPECIAL MEETING
                  OF STOCKHOLDERS TO BE HELD JANUARY 12, 1999

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

1. To approve the Agreement and Plan of Merger dated October 17, 1998, as amended as of November 9, 1998, by and among HBO & Company, McKesson Corporation and McKesson Merger Sub, Inc.

            FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

The shares represented by this proxy card will be voted as directed above. If no direction is given and the proxy card is validly executed, the shares will be voted for all listed proposals. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

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The undersigned hereby appoints Charles W. McCall, Albert J. Bergonzi and Jay M.
Lapine, or any one of them, with full power of substitution as proxy holders to represent and to vote as designated hereon, the Common Stock of the undersigned at the Special Meeting of Stockholders of the Company to be held on January 12, 1999, or any postponement or adjournment thereof.


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                                                Signature of Stockholder


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                                                Signature of Stockholder


                                        Dated ______________________________199_
                                        IMPORTANT: Sign exactly as your name
                                        appears at left. Give full title of
                                        executor, administrator, trustee,
                                        guardian, etc. Joint owners should each
                                        sign personally.